Exhibit 10.2

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PATENT LICENSE AGREEMENT

This Agreement is made by and between

BRACCO INTERNATIONAL BV, a corporation duly organized and existing under the laws of The Netherlands, having its registered office at Strawinskylaan 3051, 1077 ZX Amsterdam, (hereinafter referred to as “BRACCO”)

and

ACUSPHERE INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A (hereinafter referred to as “ACUS”)

ACUS and BRACCO may each be alternatively referred to herein individually as a “Party” or collectively as the “Parties”)

WHEREAS, BRACCO owns or controls certain patent rights pertinent to ultrasound contrast agents;

WHEREAS, ACUS wishes to obtain licenses under the patent rights specified hereinafter and BRACCO is willing to grant such licenses on the terms and conditions as set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties agree as follows:

Article 1
Definitions

As used in the Agreement, terms referred to in the singular shall include the plural (and vice versa) unless the express terms or context herein clearly require otherwise, and the following terms shall have the following meanings:

1.01                           “Agreement” shall mean this present document and all Exhibits attached hereto and signed or initialled by the Parties hereto, all of which Exhibits form an integral part hereof.

1.02                          “ACUS Net Sales” shall mean the amounts invoiced on the sales of Licensed Product carried out in the Territory  by ACUS, its Subsidiaries, and its Sub-Licensees under this

Agreement other than Nycomed Danmark APS (“Nycomed”)  to independent, unrelated third parties in bona fide arms’ length transactions, less (i) trade, cash and quantity discount; (ii) refunds, credits or other write-offs, (iii) sales taxes (excluding taxes paid on net income), and government mandated rebates and (iv), two percent (2%) flat deduction to cover shipping and freight charges and any other expenses and deduction not otherwise accounted for. Except pursuant to paragraph (iv) above, any and all deductions used in the calculation of ACUS Net Sales are allowable only to the extent that they have actually  been included in the amounts invoiced or otherwise charged or granted on the sales of Licensed Products.

With respect to the sales of Licensed Product carried out in by Nycomed in the countries covered by the license agreement at present in force between ACUS and Nycomed and that are listed in Exhibit 2.01, ACUS Net Sales shall be the net sales reported by Nycomed to ACUS according to the terms set forth in the license agreement between ACUS and Nycomed, provided that any and all deductions used in the calculation of such net sales are allowable only to the extent that they have actually been included in the amounts invoiced or otherwise charged or granted on the sales of Licensed Products.

1.03         “Effective Date” shall mean the date of the last signature of the Agreement

1.04         “Field” shall mean ultrasound diagnostic imaging

1.05                           “Licensed Patents” shall mean the patents and patent applications listed in Exhibit 1.05

1.06                           “Licensed Product” shall mean AI-700, an ultrasound contrast agent in the form of [CONFIDENTIAL TREATMENT REQUESTED] /*/

1.07                          “Sub-Licensees” shall mean Nycomed,  any Permitted Sublicensee to which a sub-license is granted under this Agreement and any other third party, selected by ACUS and approved by BRACCO pursuant to Section 2.01, granted with a sub-license under this Agreement.

1.08                          “Subsidiaries” shall mean any corporation, company or other entity of which more than fifty per cent (50%) of the issued and outstanding capital, or of which more than fifty per cent (50%) of the power to vote for the election of the directors, or more than fifty per cent (50%) of which, in the case of a non-stock-issuing entity, is owned or controlled, directly or indirectly, by BRACCO or by ACUS, but only for as long as such ownership or control exists.

1.09                          “Permitted Assignee” shall mean any corporation, company, person or entity, other than the companies listed on Exhibit 1.08 hereto and their respective Subsidiaries, less than US $ 5,000,000.00 (five million) of whose revenues in the most recent fiscal year were provided by sales of diagnostic imaging agents (excluding revenues derived from the contract manufacturing of diagnostic imaging agents on behalf of third parties where the contract manufacturer does not actively market or sell the diagnostic imaging agent to end-users), including those corporations, companies or entities to whom the assignment has been approved by BRACCO according to the procedure set forth in Section 6.02 (b) hereunder.

1.10                          “Permitted Sublicensee” shall mean any corporation, company, person or entity, other than  the companies listed on Exhibit 1.08 hereto and their respective Subsidiaries, less than US $ 5,000,000.00 (five million) of whose revenues in the most recent fiscal year were provided by sales of diagnostic imaging agents (excluding revenues derived from the contract manufacturing of diagnostic imaging agents on behalf of third parties where the contract manufacturer does not actively market or sell the diagnostic imaging agent to end-users).

1.11                          “Valid Claim” means a claim of any pending patent application and/or any issued and unexpired Licensed Patent which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.12                          “Territory” shall mean any country in the world where a Valid Claim exists. Exhibit 1.09 lists such countries at the time of the execution of the Agreement.

Article 2
Licenses

2.01                           Subject to the terms and conditions provided for in the Agreement, BRACCO hereby grants to ACUS and its Subsidiaries a non-exclusive, indivisible, non-transferable( except as set forth herein), license in the Territory limited to the Field, with the limited right to grant sublicenses as set forth here below in this Section 2.01, under the Licensed Patents to make, have made, develop, have developed, use, sell, offer to sell, import and distribute  the Licensed Products.

ACUS shall have the right to grant a sublicense under the Licensed Patents to Nycomed Danmark APS  for the countries covered by the license agreement at present in force between ACUS and Nycomed that are listed in Exhibit 2.01 and that are part of the Territory. Acusphere shall have the right to grant a sub-license under the Licensed Patents to a Permitted Sublicensee without Bracco’s prior approval. In such a case ACUS shall timely communicate to BRACCO the name of such Permitted Sublicenses and the pertaining countries covered by the Permitted Sublicensee. If ACUS wishes to  sublicense the  Licensed Patents in any country of the Territory through a third party that is not a Permitted Sublicensee, ACUS shall request the prior written approval of BRACCO to sublicense the Licensed Patents to such third party, which approval shall not be unreasonably withheld or delayed.  Requests for consent shall be made by ACUS, and BRACCO shall respond, as set forth in Section 6.02, below. Sub-licences hereunder shall not be inconsistent with the terms of this Agreement, shall not include the right to grant further sub-licences under the Licensed Patents and shall automatically and immediately terminate upon termination of the Agreement.

2.02                        Upon payment by ACUS under Section 3.02 below of an aggregate amount of royalties (including the 50% of the amounts paid pursuant to Section 3.01 (a) (iii) and (iv) credited as advance royalties under Section 3.01(b)) equal to Euro 10,000,000.00 (ten millions), the licenses granted under this Agreement shall be deemed fully paid-up as far as royalty payment is concerned and, subject to ACUS’s fulfilment with the terms of this Agreement and provisions set forth in Section 6.02, shall thereafter be  irrevocable.

Article 3

Consideration

3.01                           Milestones. (a) In consideration of the rights and license granted hereunder with respect to the Licensed Patents, ACUS shall pay to BRACCO:

(i)                                     non-refundable sum of Euro 500,000.00 (five hundred thousand) in immediately available funds within five business days after the signature of the Agreement;

(ii)                                  non-refundable sum of [CONFIDENTIAL TREATMENT REQUESTED] /*/ in immediately available funds within five business days after the acceptance by FDA (US Food and Drug Administration) of NDA (New Drug Approval) filing package relating to the Licensed Product;

(iii)                               non-refundable sum of [CONFIDENTIAL TREATMENT REQUESTED] /*/ in immediately available funds within five business days after the obtainment in the first country in Europe of the marketing approval relating to the Licensed Product;

(iv)                              non refundable sum of [CONFIDENTIAL TREATMENT REQUESTED] /*/ in immediately available funds within five business days after the obtainment in USA of the marketing approval relating to the Licensed Product.

The above amounts shall be net of any imposed tax, duty etc.

(b) The parties acknowledge and agree that the 50% (fifty per cent) of the sum that ACUS will pay to BRACCO pursuant to paragraphs 3.01 (a) (iii) and (iv) above shall be considered as advance royalty payment to be off-set against future royalty payments due by ACUS to BRACCO pursuant to Section 3.02 (a) below, according to the mechanism set forth in Section 3.02 (b).

3.02                          Royalties. (a) In further consideration of the license granted in Article 2 hereof, during the term of the Agreement ACUS shall pay BRACCO a royalty in an amount equal to:

(i)                                                       until such time as the total cumulative amount of ACUS Net Sales (“Cumulative Net Sales”) equals [CONFIDENTIAL TREATMENT REQUESTED] /*/, [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of ACUS Net Sales;

(ii)                                                    from the time that Cumulative Net Sales are greater than [CONFIDENTIAL TREATMENT REQUESTED] /*/ until they equal [CONFIDENTIAL TREATMENT REQUESTED] /*/, [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of ACUS Net Sales;

(iii)                                                 at all times after Cumulative Net Sales have reached [CONFIDENTIAL TREATMENT REQUESTED] /*/, [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of ACUS Net Sales.

(b) The parties acknowledge and agree that ACUS shall be entitled to terminate the payment of the royalty when the total amount of royalty paid by ACUS to BRACCO (including amounts paid pursuant to Section 6.02 (a)) has reached . As a consequence of the credit against future royalties provided for in Section 3.01 (b), then

(i) ACUS shall be entitled to terminate the payment of the royalty when the total amount of royalty paid by ACUS to BRACCO has reached [CONFIDENTIAL TREATMENT REQUESTED] /*/ in case ACUS has already paid to BRACCO the amount provided for in either Section 3.01 (a) (iii) or 3.01 (a) (iv)

(ii) ACUS shall be entitled to terminate the payment of the royalty when the total amount of royalty paid by ACUS to BRACCO has reached [CONFIDENTIAL TREATMENT REQUESTED] /*/, in case ACUS has already paid to BRACCO the amounts provided for in both Section 3.01 (a) (iii) and 3.01 (a) (iv).

3.03                           Payments. During the term of the Agreement, within sixty (60) days after the end of each calendar quarter following the first sale of the Licensed Product in the market, ACUS shall submit to BRACCO a written statement, according to the model attached in Exhibit 3.03, identifying the number of Licensed Products sold in the relating calendar quarter for which royalties are payable and the amount of royalties due according to Section 3.02 above. Concurrent with the submission of royalties statement, ACUS shall pay to BRACCO the full amount of royalties shown thereon. For royalties based on Net Sales of Nycomed, ACUS shall have 75 days after the end of each calendar quarter to provide such report and payment.

ACUS shall pay to BRACCO in Euro to the account of BRACCO specified in Exhibit 3.03 or such other account as designated by BRACCO, all in accordance with the instructions by BRACCO as may be modified from time to time, and by the due dates of the written statements of Section 3.03, the royalties due as specified in such written statements. Net Sales denominated in local currencies shall be converted in Euro using the exchange rate fixed by the European Central Bank on the last business day of the relevant calendar quarter.

3.04                           Records. In order that the royalties and statements provided for in this Article 3 may be verified, ACUS shall keep complete and accurate books and records relating to all receipts of ACUS Net Sales by or for it and/or its Subsidiaries, sub-licensee and/or distributors, for a period of three (3) years following such sales or other disposals. Upon seven (7) days prior written notice to ACUS, BRACCO shall have the right to inspect the books and records of ACUS and/or its Subsidiaries from time to time, in order to verify the correctness of the aforementioned royalty statements. Any such inspection shall take place no more than once in each calendar year and shall be conducted by an independent auditor selected by BRACCO and reasonably accepted by ACUS. ACUS shall willingly co-operate and provide all such assistance in connection with such inspection as BRACCO and/or its representatives may reasonably require. Such independent auditor shall agree to maintain the confidentiality of ACUS books and records, it being understood that the only information that he shall be entitled to disclose to BRACCO shall be his conclusions regarding whether the aforementioned royalty statements were correct and, if not, in what respects they were incorrect.

The inspection shall be conducted at BRACCO’ own expense, provided that in the event that any underpayment of the monies actually due is established, in addition to ACUS’s obligation promptly to make up for such underpayment increased by the interest according to Article 3.05, the cost of the inspection shall be borne by ACUS, without prejudice to any other claim or remedy as BRACCO may have under the Agreement or under applicable law.  BRACCO’ right of inspection as set out in this Article 3.04 shall survive termination or expiration of this Agreement for a period of 3 years.

ACUS agrees to furnish whatever additional information BRACCO may reasonably request from time to time in order to enable BRACCO to ascertain ACUS Net Sales and the amount of royalties payable.

3.05                           Interest. If ACUS does not pay any amount due by the dates specified in Articles 3.01 and 3.03, such amounts shall automatically accrue interest on a daily basis at the yearly rate of EURIBOR three months plus 150 basis points calculated from the due date until the date of payment.

3.06                          Termination.  The obligation of ACUS to pay royalties hereunder shall terminate for each country concurrently with the expiration or termination of the last applicable Valid Claim of the Licensed Patents in such country in which the Licensed Product is developed, made, used or sold.

3.07                          Taxes.  All payments due hereunder shall be paid after deducting any taxes or other fees which may be imposed on such payments by any government (other than taxes payable by ACUS on its income).  Any withholding tax required to be withheld by ACUS on royalty payments under the laws of any country on behalf of BRACCO will be timely paid by ACUS to the appropriate governmental authority, and ACUS will furnish BRACCO with proof of payment of such tax.  If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by ACUS to BRACCO hereunder with respect to any country, payment shall be made through any lawful means or methods that may be available, and as ACUS shall reasonably determine is appropriate.

Article 4

Term and Termination

4.01                          This Agreement shall be effective as from the Effective Date and, unless terminated earlier pursuant to Article 4.02, Article 4.03, Article 6.02 or Article 6.05, shall remain in force and effect until the date of expiration of the last to expire of Valid Claim of the Licensed Patents in each country.

4.02                          In the event of a material breach of or a material failure to perform any of the obligations set forth in the Agreement by ACUS or BRACCO or any of their respective Subsidiaries, the non-breaching Party shall have the right to terminate the Agreement forthwith by notice in writing, provided that it has given written notice to the other Party describing the details of the alleged breach or failure and such breach or failure is not corrected within thirty (30) days after written notice describing such breach or failure has been given by the non-breaching Party.

4.03                          If a Party enters into a proceeding relating to dissolution, files a voluntary petition in bankruptcy, seeks any court or governmental protection from creditors or makes any assignment for creditors, or should an order be entered pursuant to any law relating to bankruptcy or insolvency appointing a receiver or trustee for such Party, the other Party may give written notice terminating the Agreement and the Agreement shall then be terminated in accordance with the notice; provided that in no event shall BRACCO take any action seeking to terminate or modify the Agreement by reason of or in connection with its dissolution or bankruptcy, or any other act taken, or occurrence or event incurred, by BRACCO as described in this Article 4.03.

4.04                           The following rights and obligations shall survive any termination of the Agreement to the degree necessary to permit their fulfilment or discharge:

(a)                                  BRACCO’ right to receive or recover and ACUS’s obligation to pay royalties on Net Sales made prior to the date of such termination as well as any applicable interest accrued or to accrue for payment at the time of termination, and

(b)                                 the inspection rights pursuant to Article 3.04 for so long as any amount payable under Section 3.02 remains unpaid; and

(c)                                  the confidentiality obligations of Article 6.06.

Article 5

Representations and Warranties; Limitation of Liability

5.01                          Representations and Warranties of ACUS.  ACUS hereby represents and warrants (a) that it has been duly organized, and is validly existing and in good standing as a corporation under the laws of the State of Delaware, (b) that it has all requisite power and authority to enter into this Agreement, (c) that this Agreement has been duly authorized, executed and delivered by ACUS, (d) that this Agreement is a valid, binding and enforceable agreement of ACUS,  (e) that entering into and performing this Agreement will not conflict with or violate any other agreement or understanding of ACUS, (f) that it and its Subsidiaries are not involved in any pending action or procedure to oppose or challenge the validity of any of the Licensed Patents.

5.02                          Representations and Warranties of BRACCO.  BRACCO hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered by BRACCO, (b) that this Agreement is a valid, binding and enforceable agreement of BRACCO, (c) that entering into and performing this Agreement will not conflict with or violate any other agreement or understanding of BRACCO, (d) that there is no pending or in writing threatened claim or litigation challenging or questioning the validity of, ownership or rights under the Licensed Patents, and (e) that BRACCO has good and title to the Licensed Patents, free and clear of any liens, pledges or encumbrances of any description. Based upon the definition of the Licensed Product included herein, which ACUS hereby represents and warrants is an accurate and complete (where “complete” is intended to the extent to support the following representations and warrants of BRACCO) description of its product AI-700, BRACCO represents and warrants that, to the best of its knowledge, Exhibit 1.05 lists all patents and patent applications now owned or controlled by BRACCO that contain Valid Claims that would be infringed by the manufacture, use or sale of  the Licensed Product in any jurisdiction.

5.03                       EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NEITHER ACUS NOR BRACCO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCTS, THE LICENSED PATENTS, THE LICENSED TECHNOLOGY, OR ANY OTHER MATTER RELATED TO THIS AGREEMENT.  WITHOUT LIMITATION OF THE FOREGOING, ACUS AND BRACCO EACH EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.04                          Except as specifically set forth in the Agreement, BRACCO makes no warranties or representations relating to the manufacture, purchase, sell or use of the Licensed Products, whether express or implied (by statute or otherwise), and all warranties implied by law or otherwise are specifically excluded.

5.05                          ACUS shall hold harmless and keep indemnified BRACCO and its Subsidiaries with respect to any and all claims, and costs and expenses incurred as a result of defending such claims, by third parties against BRACCO and/or its Subsidiaries relating to or arising from the development, manufacture, purchase, sale or use by ACUS and/or its Subsidiaries, Sub-licensees of any Licensed Product.

Article 6

Miscellaneous

6.01                          The Agreement and the licenses granted herein shall inure to the benefit of the Parties hereto and to any of their respective Subsidiaries.  Except in connection with the sale or other disposition by ACUS of its entire AI-700 business to a Permitted Assignee, in which case no approval by BRACCO shall be required, neither ACUS, nor its Subsidiaries shall assign or transfer any of its rights hereunder without the prior written consent of BRACCO which shall not be unreasonably withheld, whether such assignment or transfer is by way of merger, acquisition of stock or assets, contract, change of control, operation of law, or otherwise.

6.02                          (a)            In the event ACUS desires to assign its right under Section 6.01 hereof to a Permitted Assignee, ACUS shall promptly inform BRACCO communicating the name of such Permitted Assignee and, at the time of such assignment, ACUS shall pay to BRACCO an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ minus all amounts previously paid to BRACCO as royalties hereunder (including 50% of amounts paid pursuant to Section 3.01 (a) (iii) and (iv)).

(b)           In the event that ACUS desires to market or sell the Licensed Product in the Territory through anyone other than a Permitted Sublicensee or to assign its rights under Section 6.01 hereof to anyone other than a Permitted Assignee, it shall submit a request in writing to BRACCO.  Such request  shall be delivered by registered letter anticipated by facsimile or email pursuant to Section 6.07, and shall include the name of the proposed sublicensee or assignee and, in the case of a sublicense, the proposed territory to be covered by such sublicensee.  BRACCO shall have fifteen full business days after receipt of such request to respond to ACUS, and any response refusing the requested consent shall state the reasons for such refusal.  If BRACCO does not respond to ACUS’s request with such reasons by 5:00 p.m., Boston Time, on the fifteenth full business day in Boston after receipt of the request by BRACCO, it shall be deemed to have consented to such request for all purposes hereunder.

(c)            If ACUS’ request of BRACCO’s permission according to Section 2.01 to sublicense the Licensed Patents to a third party that is not a Permitted Sublicensee is refused by BRACCO and, notwithstanding BRACCO’s refusal, ACUS grants any right to market or sell the Licensed Product in the Territory to such third party, BRACCO may terminate the Agreement with respect to the particular jurisdiction or jurisdictions within the Territory where the Licensed Product is marketed or sold through such third party, but shall have no other remedy under this Agreement.

(d)           If ACUS’ request of BRACCO’s permission to assign under Section 6.01 hereof its rights and obligations hereunder to a third party that is not a Permitted Assignee is refused by  BRACCO, ACUS, within thirty (30) days from BRACCO’s refusal, may terminate the Agreement upon payment to BRACCO of (i) an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ minus all amounts previously paid to BRACCO as royalties hereunder (including 50% of amounts paid pursuant to Section 3.01 (iii) and (iv)),  and (ii) an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ as additional financial compensation.   In such event, BRACCO agrees to negotiate in good faith with such third party, to whom ACUS has sold or otherwise disposed its entire AI-700 business, the terms and conditions of a license agreement under the Licensed Patents.

6.03                          Nothing contained in the Agreement shall be construed as:

(i)               a warranty or representation by BRACCO and/or its Subsidiaries as to the validity or scope of any patent rights licensed hereunder; or,

(ii)            a warranty or representation that any manufacture, sale, lease, use or other disposition of Licensed Products hereunder will be free from infringement of third parties’ patent rights, or other industrial or intellectual property rights, under which no express licenses have been granted pursuant to the Agreement; or,

(iii)         an obligation on BRACCO and/or its Subsidiaries to file any patent application or to secure any patent rights or maintain any patent rights in force; or,

(iv)        an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any rights to bring or prosecute actions or suits against third parties for infringement; or,

(v)           conferring any right upon ACUS and/or its Subsidiaries to use in advertising, publicity or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of BRACCO and/or its Subsidiaries, except that ACUS may state that its ultrasound contrast agent products are licensed under BRACCO’ patents; or,

(vi)        conferring upon ACUS and/or its Subsidiaries any license or other right under any patent rights or other industrial or intellectual property rights except for the licenses and rights expressly granted hereunder; or,

(vii)     an obligation of BRACCO and/or its Subsidiaries to furnish any technical information or know-how to ACUS and/or its Subsidiaries.

6.04                          Each Party shall give prompt notice to the other if either Party becomes aware of any infringement or threatened infringement of the Licensed Patents. ACUS agrees not to take any steps in, or to compromise any litigation relating to the Licensed Patents, or threatened or potential litigation, without the prior written consent of BRACCO.

6.05                           If ACUS, its Subsidiaries or its Sub-licensees initiates and/or carries on any action or procedure to oppose or challenge the validity of any of the Licensed Patents, any and all sums set forth in Article 3.01 will become immediately due and BRACCO shall be entitled at its own discretion either to terminate the Agreement forthwith or, irrespectively of what is provided for in Sections 3.02 (a) and 3.02 (b), to receive from ACUS a royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of ACUS Net Sales until the expiration o f the Agreement.

6.06                          During the term of the Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the information received by the other Party, including but not limited to the ones relating to the existence and terms of the Agreement, and shall not disclose, use or grant the use of such information of the other Party, except on a need-to-know basis to such Party’s or its Subsidiaries’ directors, officers and employees, and such Party’s consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by the Agreement.  To the extent that disclosure to any person is authorized by the Agreement, prior to disclosure, a Party shall advise such person of the confidential nature of such information and not to disclose, use or grant the use of the information of the other Party except as expressly permitted under the Agreement. The confidentiality obligations under this Article 6.05 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practicable, such Party (a) shall provide advance written notice thereof to the other Party and consult with the other Party prior to such disclosure with respect thereto, and (b) shall provide the other Party with reasonable assistance, as requested by the other Party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure. BRACCO understands that promptly after execution of this Agreement, ACUS shall report the Agreement pursuant to a filing of a report on Form 8-K with the United States Securities and Exchange Commission (“SEC”), which report shall include filing a copy of this Agreement with the exclusion of those Sections relating to the financial and commercial terms that, upon ACUS’ prompt request, the SEC will accept to maintain confidential.

6.07                           Any notice or request required or permitted to be given under or in connection with this Agreement or the subject matter hereof, shall be deemed to have been sufficiently given when, if given to ACUS, addressed to:

Sherri Oberg,
President and CEO
Acusphere, Inc.
500 Arsenal Street
Watertown, MA 02472
USA

Facsimile:  (617) 926-4750
Phone: (617) 648-8800

and, if given to BRACCO, addressed to:

Dr. Roberto Rettani
CEO and Managing Director
Bracco Imaging Spa
Via Egidio Folli 50
20134 Milano
Italy

Phone:      (+39) 02 21 77 28 18
Facsimile:  (+39) 02 21 77 27 71

copy to:

Legal Department
Bracco Spa
Via Egidio Folli 50
20134 Milano
Italy

Phone:      (+39) 02 21 77 24 31
Facsimile:  (+39) 02 21 77 27 74

sent by electronic telecopy (fax) or email and, in each case, confirmed by certified or registered mail.

Any notice, if sent properly addressed by electronic telecopy (fax) or email and confirmed by certified or registered mail, shall be deemed made on the certified or delivered date.

Either Party may give written notice of a change of address in the above-mentioned way and, after notice of such change has been received, any notice or request required to be given shall thereafter be given to such Party at such changed address in the manner as provided above.

6.08         The Agreement shall be governed by and construed in all respects in accordance with the Swiss law.

If a divergence or a dispute between the Parties arising out of or in connection with this Agreement cannot be settled by them though negotiations in good faith, such divergence or dispute shall be finally settled by a panel of three Arbitrators, appointed one by each of the Parties and a third, who shall act as President, either by agreement between the two Arbitrators or, in the absence of such agreement, by the President of the Swiss Federal Tribunal.

The Party requesting arbitration shall notify the other Party of its intention and shall at the same time indicate its own appointed Arbitrator.

The Party receiving such notice shall within 30 (thirty) days of said notice appoint its own Arbitrator and notify the other Party thereof.

The President of the Swiss Federal Tribunal shall also proceed with the appointment of an Arbitrator if any Party required to proceed with such an appointment shall not have done so within the aforesaid 30 (thirty) day period, and the President of the Swiss Federal Tribunal shall proceed in the same way in the event that the Parties do not agree on the appointment of the third Arbitrator.

The Arbitration shall be held in accordance with Chapter XII of the Swiss Federal Law on Private International Law, the Parties expressly excluding all appeal against the award of the arbitral tribunal. The seat of the Arbitration panel shall be in Geneva, and the proceedings shall be in the English language.

6.09                         The waiver by either Party of a breach or default of any provision of the Agreement by the other Party shall not be construed as a waiver by such Party of any succeeding breach of the same or other provisions, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

6. 10                        The Agreement sets forth the entire agreement and understanding between the Parties hereto as to the subject matter hereof and merges and supersedes all prior discussions between them and neither of the Parties shall be bound by any conditions, definitions, warranties, waivers, releases to the subject matter of the Agreement, other than expressly provided for herein, or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized representatives of the Parties hereto to be bound thereby.

6.11                           In the event that any provision of the Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed severed from the Agreement, but all other provisions of the Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the extent permissible under applicable law.

6.12                           The Agreement is executed in two (2) counterparts, each of which shall constitute one original copy.

IN WITNESS WHEREOF, the Parties have executed the Agreement by their duly authorised representative.

ACUSPHERE INC.	BRACCO INTERNATIONAL BV

By:	/s/ Sherri C. Oberg	By:	/s/ Diana Bracco

Name:	Sherri C. Oberg	Name:	Diana Bracco

Title:	President	Title:	Managing Director, Bracco Holdings BV

Date:	June 1, 2006	Date:	June 1, 2006

EXHIBIT 1.05 - BRACCO Patents and Patent Applications.  Includes patents and patent applications listed below and all other patents and applications claiming priority to any of the applications listed below or any of the applications that resulted in the below-listed patents.

[CONFIDENTIAL TREATMENT REQUESTED] /*/

EXHIBIT 1.08

[CONFIDENTIAL TREATMENT REQUESTED] /*/

EXHIBIT 1.09

Australia,

Austria,

Belgium,

Canada,

China,

Denmark,

Finland,

France,

Germany,

Great Britain,

Hungary,

Israel,

Italy,

Japan,

Netherlands,

Norway,

Republic of Korea,

Russian Federation,

Spain,

Sweden,

Switzerland,

United States of America.

EXHIBIT 2.01

Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, The former Yugoslav Republic of Macedonia, Turkey, Tadzhikistan, Turkmenistan, Ukraine, Uzbekistan, United Kingdom and Yugoslavia.

EXHIBIT 3.03

QUARTERLY SALES REPORT MODEL:  1st (2nd, 3rd, 4th) QUARTER YYYY

Sales
		Presentation			Amount		Sales
	Company	(e.g. 10ml,	Units	Local	in Local	Exchange	Amount
Country	[Distributor]	50ml etc.)	Sold	Currency	Currency	Rate	in Euro

Total Euro

Royalty Calculation:

Bracco Account:

[CONFIDENTIAL TREATMENT REQUESTED] /*/